Reg A+ Initial Public Offering

ARCIMOTO

Register Interest | View SEC Filing

Price and Offering Terms

Fixed Price	Max Shares Offered
$11-$13.50	833,333

Subscription Period	Proposed Trading Symbol
TBD	NASDAQ: TBD

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ARCIMOTO

Documents

SEC Filing*

June 22, 2017

Review

Offering Summary

June 27, 2017

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Pre-IPO Research*

July 3rd, 2017

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*Documents filed with the Securities and Exchange Commission.

Overview

Arcimoto® was founded in 2007 to catalyze the shift to a sustainable transportation system. The name Arcimoto means "Future I Drive," and it is our aspiration: to devise new technologies and patterns of mobility that raise the bar for environmental efficiency, footprint and affordability. Arcimoto plans to achieve its mission by replacing the global urban and suburban use of 4,000 lb. internal combustion engine vehicles for regular daily trips with the SRK®, a pure electric solution that is a quarter of the weight, a third the cost of purchase and ten times as efficient as the US fleet average passenger car.

Arcimoto's SRK defines the Fun Utility Vehicle™ category. The SRK delivers a thrilling ride experience, exceptional maneuverability, full comfort for two passengers with gear, optimal urban parkability, and ultra-efficient operation, at an affordable target base model price of $11,900. Arcimoto has taken the SRK from a napkin sketch, through eight generations of product development, to a refined design on the cusp of series production. As we shift to a self-driving future, Arcimoto's platform will provide the low cost, ultra-efficient foundation for urban fleet autonomy as well.

Arcimoto's business model is entirely focused on low-end market disruption. Other electric vehicle market entrants such as Tesla, Fisker, Faraday Future and Lucid have executed or articulated strategies that start at the now-crowded and capital-intensive luxury end of the EV marketplace, where they compete for a small pool of well-heeled customers. Arcimoto, by contrast, is focused entirely on a capital efficient pathway to a product solution for the other end of the market. We are targeting customers who cannot or will not participate in today's market due to the lack of affordable clean daily vehicle purchase options.

Legal

PLEASE NOTE: W.R. Hambrecht + Co., LLC urges you to read a company's preliminary offering circular thoroughly before participating in any offering. To receive a preliminary offering circular for this company, click on the link above, call 1-800-673-6476, fax 1-415-551-3123, or write to: 909 Montgomery Street, 3rd Floor, San Francisco, CA 94133.

Public offerings of securities are highly regulated by the Securities and Exchange Commission and self-regulatory organizations. There are a number of regulatory steps that affect the length and closing date of a public offering. These are not controlled by W.R. Hambrecht + Co., LLC or the issuing company.

IMPORTANT: An offering statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. These securities may not be sold nor may offers be accepted prior to the time the offering statement becomes qualified.

No money or other consideration is being solicited in connection with this information, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind.

No offer to sell the securities or solicitation of an offer to buy the securities is being made in any state where such offer or sale is not permitted under the "blue sky" or securities laws thereof. No offering is being made to individual investors in any state unless and until the offering has been registered in that state or an exemption from registration exists therein.

The above company description is excerpted from the preliminary offering circular and is not intended to be read except in connection with the review of the entire preliminary offering circular. The complete preliminary offering circular is available by clicking on the "view current filing" link above. This company description may not be printed or downloaded except in connection with the printing or downloading of the entire preliminary offering circular.

Publication of the preliminary offering circular is not a recommendation by W.R. Hambrecht + Co., LLC that any particular investor should purchase the securities described in the preliminary offering circular or that the securities are a suitable investment for any particular investor.

Publication of the preliminary offering circular does not constitute an offer by W.R. Hambrecht + Co., LLC to sell to any person or a solicitation of an offer from any person to buy from W.R. Hambrecht + Co., LLC, the securities described in the offering circular.